Exhibit 99.1

MoneyOnMobile Announces Termination of Rights Offering

DALLAS and MUMBAI, INDIA – (August 22, 2018) – MoneyOnMobile, Inc. (OTCQB: MOMT) announces that it is terminating its rights offering and returning funds to investors. MoneyOnMobile’s escrow agent received gross proceeds and subscriptions of $7,417,818 into escrow from 218 investors.
Upon closing of the rights offering, the Company would have issued to these investors 1,236,303 shares of its common stock. The closing of the rights offering was subject to MoneyOnMobile’s Common stock being successfully listed on the Nasdaq Capital Market Exchange. As of July 17, 2018, MoneyOnMobile had cleared all the requirements for the listing on Nasdaq except for the filing of its annual audited 10-K report. At this time MoneyOnMobile does not believe that periodic report can be completed in a timely manner due to Indian shareholders challenging MoneyOnMobile’s control of its subsidiary My Mobile Payments Limited (MMPL).
Management has learned of numerous unauthorized, illegal actions by MMPL's Board of Directors which violate various investment and shareholder agreements in place. We are pursuing extensive legal actions to reverse such actions. We believe our legal case is strong and should prevail, however, there is no specific time frame for an ultimate conclusion. Therefore, MoneyOnMobile is terminating its rights offering and returning the funds to investors. “We could no longer in good faith hold investor subscriptions in escrow, without knowing when the end to this offering would come. We are obviously disappointed with this outcome and shocked that our local partners would mount this challenge in direct violation of our investment agreements, which they have confirmed many times as part of our annual audit process.” said Harold Montgomery, chief executive officer and chairman.
About MoneyOnMobile, Inc.
MoneyOnMobile, Inc. is an India focused mobile payments technology and processing company offering mobile payment services. MoneyOnMobile enables Indian retailers to use mobile phones to accept payment for goods and services or transfer funds from one person to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site.
Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on July 6, 2017. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
Investor and Media Relations Contact:
Greg Allbright
+1 (214) 208-0923
gallbright@moneyonmobile.in